EXHIBIT 99.1

Contact:	Susan E. Moss
Senior Vice President, Marketing and Communications
(502) 596-7296

KINDRED ANNOUNCES VOTING RESULTS

FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

LOUISVILLE, Ky. (May 22, 2014) – Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced the voting results of the Company’s 2014 Annual Meeting of Shareholders held on May 22, 2014.

At the annual meeting, the Company’s shareholders voted to elect the following Board members to terms expiring at the Company’s 2015 Annual Meeting of Shareholders: Joel Ackerman, Jonathan D. Blum, Thomas P. Cooper, M.D., Paul J. Diaz, Heyward R. Donigan, Richard Goodman, Christopher T. Hjelm, Frederick J. Kleisner, John H. Short, Ph.D. and Phyllis R. Yale.

In addition to electing directors, the Company’s shareholders approved the Company’s executive compensation program, the Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated, ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014 and approved a shareholder proposal requesting the Board of Directors of the Company to seek shareholder approval of future severance agreements with senior executives that provide benefits exceeding a certain specified amount.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $5 billion and approximately 63,000 employees in 47 states. At March 31, 2014, Kindred through its subsidiaries provided healthcare services in 2,313 locations, including 100 transitional care hospitals, five inpatient rehabilitation hospitals, 99 nursing centers, 22 sub-acute units, 157 Kindred at Home hospice, home health and non-medical home care locations, 105 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,825 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

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